Exhibit 99.1

      ZOLL Medical Corporation Announces Preliminary First Quarter Results

    CHELMSFORD, Mass.--(BUSINESS WIRE)--Jan. 3, 2005--ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the first quarter were approximately $50 million, slightly lower than revenues in the same period last year. The Company's revenues fell short of expectations primarily due to lower than expected sales to the North American hospital market. Additionally, sales of the AutoPulse(TM), ZOLL's recently acquired product line, did not ramp up as expected. The Company estimates that the loss per share for the quarter will be in the range of ($0.10) to ($0.05), falling below the consensus earnings estimate of $0.15.
    A conference call will be conducted at 9:00 a.m. Eastern time on Tuesday, January 4, 2005 to discuss these results.
    Commenting on the results, Richard A. Packer, President and CEO of ZOLL stated, "We were very disappointed with our lack of revenue growth. We knew we needed strong growth in a number of areas to overcome the expected sharp reduction of our sales to the U.S. Military. However, while there were some bright spots, softness in the results in the North American Hospital market, and a slower than expected start with the AutoPulse did not allow us to post overall revenue growth. It appears we are having greater transition issues with the absorption of Revivant than anticipated. The lack of revenue growth combined with our increased level of expenses, from recent investments and the Revivant acquisition, will likely yield a loss this quarter."
    Mr. Packer continued, "There were some successes during the quarter. We were pleased to see our International business grow again as recent corrective actions appear to be taking hold. Results should be about 50% higher than Q4 and show 15 - 20% growth over the first quarter of last year. The AED business continued to make progress this quarter with order growth approximating 20% over the same period last year. Also, our M Series(TM) sales to the North American EMS market increased modestly over the prior year comparable quarter, the first time this has occurred in quite some time, so we are hopeful this indicates a turnaround in that market."
    "These are all signs that we are making progress in many areas of the business", Mr. Packer stated. "However, the business remains choppy, and we need to continue to address transition issues arising from the acquisition of Revivant. The reception of the AutoPulse from our sales forces, and from the marketplace, remains very strong, but the selling efficiency seems to be very low now and will need much focus. Also, given that our markets overall have not grown as we anticipated, it is time to begin modifying our cost structure to bring it more in line with our level of business."
    Looking forward, Mr. Packer stated, "We expect the hospital business to bounce back and the AutoPulse to begin to gain momentum. But we are not on the revenue ramp that we anticipated. We will be implementing a series of cost saving measures as we look to improve our bottom line over the next few quarters. Currently our expectation for EPS given the current ramp, is in the range of $0.60-0.90 for 2005. While this may be conservative, we believe that this is a range that can be met with good confidence."
    If you are interested in listening to the conference call, please dial 888-414-9769 and please reference pass code "ZOLL". The conference leader will be Mr. Richard Packer, President and Chief Executive Officer of ZOLL. The Company may answer one or more questions concerning business and financial matters affecting the Company, some of the responses which may contain information that has not been previously disclosed.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL's M Series(TM) and AED Plus(TM), and LIFECOR, Inc.'s LifeVest(TM) and Life-Padz(TM) WCD 3000S Wearable Defibrillators), circulatory assist devices (the AutoPulse(TM) and Advanced Circulatory Systems, Inc.'s ResQPOD(R) Circulatory Enhancer); and a fluid resuscitation product called the Power Infuser(TM), manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat Sudden Cardiac Arrest and trauma victims.
    Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world's major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, anticipated growth in the North American Hospital and EMS markets, our anticipated spending levels, anticipated revenue growth in the International market and the AED market, our outlook for the remainder of the year, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-K/A filed with the SEC on December 23, 2004, including the future performance of our sales operations, uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus and AutoPulse, capital spending budgets for private and municipal hospital and EMS organizations, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the integration of the Revivant business, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company's supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company's products.

    Copyright (C) 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, AutoPulse, Life-Padz, M Series, Power Infuser, and RescueNet are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of LIFECOR, Inc. The ResQPOD is a registered trademark of Advanced Circulatory Systems, Inc. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.


    CONTACT: ZOLL Medical Corporation
             Investor Contact:
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer